EXHIBIT (k)(3)

NOVATION OF ADMINISTRATION AGREEMENT

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

This Novation of Administration Agreement ("Novation") is entered into as of the 1st day of January, 2016 by and among Neuberger Berman Management LLC, a Delaware limited liability company ("NB Management"), Neuberger Berman Investment Advisers LLC, a Delaware limited liability company ("NBIA''), and Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation (the "Fund").
WITNESSETH:

WHEREAS, the Fund has retained NB Management pursuant to an Administration Agreement dated May 4, 2009, by and between NB Management and the Fund (the "Administration Agreement") to furnish to the Fund and its stockholders the administrative services described in said Administration Agreement;
WHEREAS, NB Management and NBIA desire to effect a novation of the Administration Agreement so that NBIA is substituted for NB Management as a party to such agreement and NB Management is released from its obligations under the Administration Agreement, NBIA desires to accept the novation thereof, and the Fund desires to consent to such novation.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.     Novation and Acceptance. Subject to the terms and conditions contained herein, NB Management hereby effects a novation of the Administration Agreement to substitute NBIA for NB Management as a party to such agreement, and the Fund hereby consents to such Novation and hereby releases NB Management from all of its duties and obligations under the Administration Agreement, and NBIA hereby accepts the Novation and hereby releases NB Management from all of its duties and obligations under the Administration Agreement, and assumes all rights, duties and obligations of NB Management under the Administration Agreement.

2.     Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 14 of the Administration Agreement are satisfied or until terminated in accordance with the Administration Agreement.

3.     No Termination. The parties agree that the Novation shall not constitute an "assignment" of the Administration Agreement for purposes of Section 15 of the Administration Agreement, and that the Administration Agreement, as so novated, shall remain in full force and effect after the Novation.

4.     Technical Amendment. The parties agree that all references in the Administration Agreement to NB Management shall hereby be changed to NBIA.

5.   Execution in Counterparts. This Novation Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.